EXHIBIT 23.1

                 [LETTERHEAD OF VAVRINEK, TRINE, DAY & CO, LLP]

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated February 6, 2003, accompanying the balance sheets of Service 1st Bank as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders' equity, and cash flows for each of the two years ended December 31, 2002, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ VAVRINEK, TRINE, DAY & CO., LLP
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Laguna Hills, California
April 1, 2003